Exhibit 99.1

LyondellBasell Names Michael McMurray Executive Vice President and Chief Financial Officer

October 14, 2019

HOUSTON and LONDON, Oct. 14, 2019 /PRNewswire/ -- LyondellBasell (NYSE: LYB), one of the world's largest plastics, chemicals and refining companies, today announced that Michael McMurray has been appointed executive vice president and chief financial officer (CFO), effective Nov. 5, 2019. McMurray replaces Thomas Aebischer who, earlier this year, elected to retire at the end of 2019.
"Having worked in a wide variety of roles over his career, Michael has deep knowledge of financial markets and brings a diverse, global perspective to the finance function," said Bob Patel, CEO of LyondellBasell. "Because he has worked both upstream and downstream of LyondellBasell, he has a unique perspective on market dynamics and how we can continue to create and deliver value."
McMurray joins LyondellBasell following a nearly 11-year career at Owens Corning where he served as vice president, Investor Relations and treasurer; vice president, Finance for the Building Materials Group; and, for the past seven years, as chief financial officer. Prior to Owens Corning, McMurray spent 21 years in various positions of increasing responsibility with Royal Dutch Shell including as vice president, Shell Capital; global treasurer for Shell Chemicals; and Americas Finance manager for the Lubricants business.
McMurray sits on the board of directors for Flowserve (NYSE: FLS), a global pumps and valves manufacturer. Mr. McMurray earned a bachelor's degree in Business Administration from Trinity University in San Antonio, Texas and an MBA from Tulane University in New Orleans, Louisiana.

About LyondellBasell
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2019, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies."  More information about LyondellBasell can be found at